EX-99.B(d)(100)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

TW Asset Management LLC

As of December 8, 2011, as amended March 28, 2012

SEI INSTITUTIONAL INVESTMENTS TRUST

Small Cap Fund

Small Cap II Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

TW Asset Management LLC

As of December 8, 2011, as amended March 28, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation		TW Asset Management LLC

By:	/s/ Eric J. Hoerdemann	By:	/s/ Cindi T. Peréz

Name:	Eric J. Hoerdemann	Name:	Cindi T. Peréz

Title:	Vice President	Title:	Chief Operating Officer